Exhibit 4.87

Exclusive Call Option Agreement

On

Shenzhen Qfun Internet Technology Co., Ltd.

______________________________________

Between

Qfun Information Technology (Shenzhen) Co., Ltd.

And

ZHANG Jiahui

CAO Yu

ZHU Nianyang

Shenzhen Guangtiandi Technology Co., Ltd.

______________________________________

January 10, 2017

Exclusive Call Option Agreement

This Agreement is made and entered into by and among the following Parties on January 10, 2017 in Shenzhen:

Party A: Qfun Information Technology (Shenzhen) Co., Ltd.

Domicile: Room 101-1, Building No. 3, North Block, Pingshan Dayuan Industrial Park, Pingshan
1st Road, Taoyuan Street, Nanshan District, Shenzhen

Legal Representative: WANG Ying

(hereinafter referred to as “Party A” or the “WFOE”)

Party B:

Party B1: ZHANG Jiahui

ID No.: 220104198806164441

Party B2: CAO Yu

ID No.: 211302198507211639

Party B3: ZHU Nianyang

ID No.: 370212198801151519

Party B4: Shenzhen Guangtiandi Technology Co., Ltd. (hereinafter as “Guangtiandi”) Domicile: Room 2-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen, Legal Representative: YIN Zhiwei (Party B1, Party B2, Party B3, Party B4 collectively referred to as “Party B” or the “Shareholders”)

Party C: Shenzhen Qfun Internet Technology Co., Ltd.

Domicile: A09, 11/F, East Block, SKYWORTH Semiconductor Design Building, High Tech South Four Road, Nanshan District, Shenzhen

Legal Representative: WANG Ying (hereinafter referred to as “Party C” or the “Target Company”)

WHEREAS,

1.	Party B, as the shareholders of record of Target Company, legally hold all equity of Target Company, and as of the date hereof, their contribution amount of the registered capital and their shareholding of Target Company are respectively shown in Appendix I;

2.	Party B and Target Company agree to transfer all assets of Target Company or all equity of Target Company held by the Shareholders to Party A and/or other entity or individual designated by it to the extent permissible under the PRC laws, and the WFOE accepts such transfer;

3.	In order to realize such transfer, Party B and Target Company agree to irrevocably grant the exclusive Equity Call Option and Asset Call Option to Party A, whereby to the extent permissible under the PRC laws, Party B and Target Company shall, per request of Party A, transfer the Option Equity to Party A and any other entity or individual designated by it according to this Agreement, or transfer the transferred assets to Party A and any other entity or individual designated by it according to this Agreement;

4.	Target Company agrees that the Shareholders grant Equity Call Option and Asset Call Option to the WFOE according to this Agreement.

THEREFORE, the Parties hereby agree below upon negotiation:

Article 1 Definitions and Interpretation

1.1	Unless otherwise defined in the context, the following terms herein shall have the following meanings:

“PRC Laws”	Refer to the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents then in force of the People's Republic of China (which, for the purposes of this Agreement, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan).

“Equity Call Option”	Refers to the call option with respect to the equity of Target Company granted by the Shareholders to the WFOE in accordance with the terms and conditions herein.

“Asset Call Option”	refer to the call option with respect to the assets of Target Company granted by the Shareholders to the WFOE in accordance with the terms and conditions herein.

“Option Equity”	With respect to each Shareholder, refers to all equity he/she/it holds in the Registered Capital of the Target Company; and with respect to the Shareholders, refers to the equity accounting for 100% of the Registered Capital of the Target Company.

“Company Business”	All business activities operated and developed by Target Company for the time being and anytime during the term hereof, including without limitation, Internet technology development; technical development, technical consulting and onsite maintenance of computer software and hardware; development of game software; onsite maintenance of database and computer network; software system integration business and other business approved by competent authority for operation.

“Registered Capital”	Refers to all registered capital of Target Company as of the date hereof, i.e. RMB One Million (1,000,000).

“Transferred Equity”	Refers to the equity of Target Company that the WFOE, when exercising its Equity Call Option, is entitled to require the Shareholders to transfer to it or its designated entity or individual in accordance with Article 3 herein, the quantity of which may be all or part of the Option Equity, as determined at the discretion of the WFOE based on the then PRC Laws and its own business consideration.

“Transferred Asset”	Refers to the asset of Target Company that the WFOE, when exercising its Asset Call Option, is entitled to require Target Company to transfer to it or its designated entity or individual in accordance with Article 3 herein, the quantity of which may be all or part of the asset of Target Company, as determined at the discretion of the WFOE based on the then PRC Laws and its own business consideration.

“Structure Agreements”	Collectively refer to this Agreement, the Equity Pledge Agreement and the Shareholders' Voting Rights Proxy Agreement by and among the Parties hereto on the date hereof, and the Entrusted Management Agreement by and between Target Company and the WFOE on the date hereof.

“Exercise”	Refers to the WFOE exercising its Equity Call Option or Asset Call Option.

“Transfer Price”	Refers to all consideration payable to the Shareholders or Target Company by the WFOE or its designated entity or individual for obtaining the Transferred Equity or Transferred Asset in each Exercise.

“Operation Certificates”	Refer to any approval, license, filing, registration, etc. necessary for Target Company to legally and effectively operation all of its business, including but not limited to the Business License, the Value-added Telecommunication Business Operation Permit, the Internet Culture Operation License and other relevant licenses and certificates then required by PRC Laws.

“Company Assets”	Refer to all tangible and intangible assets owned by or at the disposal of Target Company during the term hereof, including but not limited to any real estate, movable property, trademarks, copyrights, patents, proprietary technologies, domain names, software use rights and other intellectual property rights, any investment interests, and the benefits that can be obtained under all contracts concluded by the Company and any other benefits that should be obtained by the Company.

“Material Assets”	Refer to the asset with a book value of or over RMB Five Hundred Thousand (500,000), or the asset with material influence over the business operation of a Party.

“Material Agreements”	Refer to the agreements to which Target Company is a party and having material influence over the operation, business or assets of Target Company.

“Exercise Notice”	Having the meaning set forth in Article 3.4 hereof.

“Confidential Information”	Refers to the trade secrets, proprietary information, customer information and any other information of a confidential nature of the other Parties known during the conclusion and performance of this Agreement.

“Defaulting Party”	Refers to any Party materially breaching any provision hereunder or materially failing to perform or delaying in performance of any of its obligations hereunder.

“Default”	Refers to the act of any Party hereto materially breaching any provision hereunder or materially failing to perform or delaying in performance of any of its obligations hereunder.

“Business Day”	Refers to any business day other than Saturday, Sunday or legal holidays in the PRC.

1.2	References to any PRC Laws herein shall be deemed to:

(1)	Include amendment, change, supplement and reenactment of such PRC Laws, regardless of they take effect before or after the conclusion of this Agreement; and

(2)	Include other decisions, notices and rules formulated under or effective due to such Laws.

1.3	Unless the context otherwise requires herein, references to article, paragraph, item and sub-item herein shall refer to the corresponding content in this Agreement.

Article 2 Grant of Equity Call Option and Asset Call Option

2.1	Party B agrees to hereby irrevocably and unconditionally grant the exclusive Equity Call Option and Asset Call Option to Party A, whereby to the extent permissible under the PRC laws, Party A shall be entitled to require Party B to transfer the Option Equity to the WFOE and its designated entity or individual in accordance with the terms and conditions hereof, or require Target Company to transfer the Transferred Asset to Party A and any other entity or individual designated by it according to this Agreement. Party A also agrees to accept such grant of Equity Call Option and Asset Call Option.

Article 3 Methods of Exercise

3.1	Subject to the terms and conditions hereof and to the extent permissible under the PRC Laws, Party A has absolute discretion to decide the specific time, method and times of its Exercise.

Notwithstanding the foregoing, Party A shall Exercise the Equity Call Option or the Asset Call Option hereunder as soon as possible from the date PRC Laws allow Party A directly operates the business of Target Company, so that Party A may directly operate the business of Target Company, and terminate the Structure Agreements with Target Company and other relevant parties.

3.2	Subject to the terms and conditions hereof, without violating the PRC Laws, Party A shall be entitled to require accepting the Transferred Equity from Party B or accepting the Transferred Asset from Target Company by itself or through other entity or individual it designates at any time.

3.3	At each Exercise, Party A shall be entitled to, at its discretion, designate the quantity of equity that Party B shall transfer to Party A and/or other entity or individual it designates in such Exercise, and also entitled to designate the amount of Company Assets that Target Company shall transfer to Party B and/or other entity or individual it designates in such Exercise. Party B or Target Company shall, per the amount required by Party A, respectively transfer the Transferred Equity or assets of Target Company to Party A and/or other entity or individual it designates. Party A and/or other entity or individual it designates shall pay the Transfer Price in accordance with the terms and conditions hereof, to the Shareholders that transfer the Transferred Equity or to Target Company that transfers the Transferred Asset, with respect to the accepted Transferred Equity or the assets of Target Company in each Exercise.

3.4	Before Exercise, Party A shall send an Exercise Notice of Equity Call Option or Asset Call Option to Party B or Target Company, the form of which see Appendix II hereto. Upon receipt of the Exercise Notice, Party B or Target Company shall immediately transfer all the Transferred Equity or Transferred Asset in one time to Party A and/or other entity or individual it designates by the means stated in Article 3.3 hereof according to the Exercise Notice.

Article 4 Transfer Price

4.1	At each Exercise of Party A, the Transfer Price that Party A or its designated entity or individual pays to Party B or Target Company shall be lowest price permissible under the then PRC Laws.

Article 5 Representations and Warranties

5.1	Party B represents and warrants that:

5.1.1	Party B are Chinese citizens with full capacity for conduct, have full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.1.2	This Agreement will be lawfully and duly executed and delivered by Party B. This Agreement will constitute its legal and binding obligations enforceable against it in accordance with terms of this Agreement.

5.1.3	Party B are legal owners of record of Option Equity at the effectiveness of this Agreement, and except for the Proxy Rights set forth in the Shareholders' Voting Rights Proxy Agreement executed on the date hereof by and among Target Company, Party A and Party B, there is no lien, pledge, claim and other security interest or third party right over the Option Equity.

5.1.4	Party B irrevocably warrants that there is no lien, mortgage, claim and other security interest or third party right over the assets of Target Company.

5.1.5	Party B has full power and authorization to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authorization to consummate the transactions contemplated hereunder; the execution, delivery and performance of this Agreement and consummation of the transactions hereunder by Party B do not violate PRC Laws, or breach any agreement, contract or other arrangement with any third party and binding upon it.

5.2	Target Company represents and warrants that:

5.2.1	Target Company is a limited liability company duly registered and lawfully existing under the PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2	Target Company has full internal corporate power and authorization to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authorization to consummate the transactions contemplated hereunder.

5.2.3	This Agreement will be lawfully and duly executed and delivered by Target Company. This Agreement constitutes legal and binding obligations to it. The execution, delivery and performance of this Agreement and consummation of the transactions hereunder by Target Company do not violate PRC Laws, or breach any agreement, contract or other arrangement with any third party and binding upon it.

5.2.4	At the effectiveness of this Agreement, Target Company is the lawful owner of Company Assets, and there is no lien, mortgage, claim and other security interest or third party right over the Company Assets.

5.2.5	Except for the Proxy Rights set forth in the Shareholders' Voting Rights Proxy Agreement executed on the date hereof, there is no lien, pledge, claim and other security interest or third party right over the Option Equity.

5.3	Party A represents and warrants that:

5.3.1	Party A is a limited liability company duly registered and lawfully existing under the PRC Laws with independent legal personality. The WFOE has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.3.2	Party A has full internal corporate power and authorization to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authorization to consummate the transactions contemplated hereunder.

5.3.3	This Agreement will be lawfully and duly executed and delivered by Party A. This Agreement constitutes legal and binding obligations to it.

Article 6 Undertakings of Shareholders and Target Company

The Shareholders and Target Company hereby severally and jointly undertake to Party A as follows:

6.1	During the term hereof, the Shareholders shall ensure Target Company validly existing and subject to no termination, liquidation or dissolution, and without prior written consent of Party A, no Shareholder may:

6.1.1	Transfer or otherwise dispose any Option Equity, or create any security interest or other third party right over any Option Equity;

6.1.2	Increase or decrease Registered Capital of Target Company, cause or consent to the split of, or merge with other entity by, Target Company;

6.1.3	Dispose or cause the management of Target Company to dispose the lawful beneficiary right of any asset, business or revenue of the Company, or allow Target Company to create any security interest or other third party right over any of its assets;

6.1.4	Terminate or cause the management of Target Company to terminate Material Agreements signed by the Company, or enter into any other agreement conflicting with the existing Material Agreements;

6.1.5	Appoint or remove any director, supervisor of Target Company or other management personnel of Target Company that shall be appointed or removed by the Shareholders;

6.1.6	Cause Target Company to announce distribution or actually distribute any distributable profits, bonus or dividends;

6.1.7	Amend the Articles of Association;

6.1.8	Borrow or take out loan, or provide guarantee or make other security, or assume any substantial obligation outside the ordinary course of business, or succeed any of such borrowing or loan, guarantee or any other obligation; and

6.1.9	Except for the equity investment in the Company, engage in any substantial production and operation activities, or merge, partner with, have joint venture or associate with any person, or make any acquisition or investment, or agree to, cause Target Company or management agree that Target Company makes any investment.

6.2	During the term hereof, Party B must make its best efforts to develop the business of Target Company, and ensure Target Company is operating in compliance with laws and regulation, without any act or omission that may damage the assets, goodwill of Target Company or affect the validity of the Operation Certificates of the Company.

6.3	During the term hereof, Party B shall timely inform Party A of any circumstance which may generate material adverse effect on the existing, business operation, financial condition, asset or goodwill of Target Company, any litigation, arbitration or administrative proceeding relating to the asset, business or income of Target Company that will or may occur, and timely take all measures excluding such adverse condition or take effective remedies against it.

6.4	Once Party A sends an Exercise Notice:

6.4.1	Party B shall immediately organize the convention of shareholders’ meeting and through resolutions of shareholders’ meeting or take all other necessary actions to agree to transfer all Transferred Equity or Transferred Asset to Party A and/or other entity or individual it designates at Transfer Price;

6.4.2	Party B shall immediately enter into an equity transfer agreement or asset transfer agreement with Party A and/or other entity or individual it designates, and transfer all Transferred Equity or Transferred Asset to Party A and/or other entity or individual it designates at Transfer Price, and pursuant to Party A’s requirements and laws and regulations, provide necessary support to Party A (including providing and executing all relevant legal documents, perform all governmental approval and registration procedures and assume all relevant obligations), so that Party A and/or other entity or individual it designates obtains all Transferred Equity or Transferred Asset, and such Transferred Equity or Transferred Asset shall have no legal defect, or security interests, third party restriction or any other limitation on the equity.

Article 7 Undertakings of Target Company

7.1	Where the execution and performance of this Agreement and the grant of the Equity Call Option or Asset Call Option hereunder require the consent, permission, waiver, authorization of a third party, or approval, permission, exemption of any governmental authority, or registration or filing with any governmental authority (if required by law), then Target Company shall try to assist in satisfying the above.

7.2	Without Party A’s prior written consent, Target Company will not assist or allow the Shareholders to transfer or otherwise dispose any Option Equity, or create any security interest or other third party right over any Option Equity.

7.3	Without Party A’s prior written consent, Target Company will not transfer or otherwise dispose any Material Assets, or create any security interest or other third party right over any assets of Target Company.

7.4	Target Company will not conduct or allow any act or action that may have adverse effect on the interests of Party A hereunder, include without limitation, any act and action subject to Article 6.1.

Article 8 Confidentiality

8.1	Irrespective of whether this Agreement has been terminated or not, each of the Parties shall maintain in strict confidence the trade secrets, proprietary information, customer information and any other information of a confidential nature of the other Parties known during the conclusion and performance of this Agreement. Except with prior written consent of the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by applicable listing rules at the place where an affiliate of a Party is listed, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party. The Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

8.2	The following information shall not be deemed as the Confidential Information:

(1)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means; or

(2)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(3)	any information lawfully acquired by the receiving Party from other source subsequent to the receipt of relevant information.

8.3	A receiving Party may disclose the Confidential Information to its relevant employees, agents or its engaged professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by termination of this Agreement.

Article 9 Term of Agreement

This Agreement shall take effect upon duly execution by the Parties. This Agreement shall terminate upon the lawful transfer of all Option Equity or Company Assets to Party A and/or other entity or individual it designates in accordance with the provisions herein.

Article 10 Notice

10.1	Any notice, request, demand and other correspondence required or given hereunder shall be delivered to relevant Parties in writing.

10.2	Such notice or other correspondence, if sent by fax, shall be deemed properly served once sent, or if delivered by personal delivery, shall be deemed properly served once delivered in person, or if sent by post, shall be deemed properly served after 3 Business Days after posting, or if sent by email, shall be deemed to properly served when the notice email is deemed to enter into the email receipt system of the other Party after the sender correctly fills in the email address and the email is not returned by the system.

10.3	The addresses, contact persons and electronic communication terminals agreed herein shall be the addresses for work contacts between the Parties and the service of legal instruments and for the arbitration institution and/or people's court to serve instruments during dispute resolution, and legal instruments served via such addresses and/or the addresses disclosed in information registered with the administration for industry and commerce (or the registered address on the resident ID Card) shall be deemed as validly served. The notice and service provisions in Article 10 hereof shall be independent provisions, not affected by the validity of the entire Agreement or other provisions hereof.

Article 11 Default Liabilities

11.1	The Parties agree and confirm that if any Party hereto materially breaches any provision hereunder or materially fails to perform or delays in performance of any of its obligations hereunder, it shall constitute the Default hereunder, and the non-defaulting Party may demand the Defaulting Party to make correction or take remedy measures within a reasonable time limit. Should the Defaulting Party still fail to make correction or take remedy measures within such reasonable time limit or 10 Business Days after the non-defaulting Party notifies the Defaulting Party in writing and requests for correction, the non-defaulting Party may at its liberation decide:

11.1.1	If the Defaulting Party is Party B or Target Company, Party A shall have the right to terminate this Agreement and request the Defaulting Party to pay liquidated damages;

11.1.2	If the Defaulting Party is Party A, the non-defaulting Party shall have the right request the Defaulting Party to pay liquidated damages, provided that the non-defaulting Party shall have no right to terminate or rescind this Agreement, unless otherwise stipulated by the laws.

11.2	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by termination of this Agreement.

Article 12 Dispute Resolution

12.1	Any dispute arising out of and in connection with this Agreement shall be resolved by the Parties upon negotiation.

12.2	Where the Parties fail to reach a consensus within 20 Business Days after the dispute occurs, either Party may submit such dispute to South China International Economic and Trade Arbitration Commission (the “Commission”) for arbitration in Shenzhen in accordance with the arbitration rules of the Commission in force at the time of submittal for arbitration. The arbitration tribunal shall consist of three arbitrators, and the arbitration language shall be Chinese, and the arbitration award shall be final and binding upon the Parties.

12.3	Subject to the PRC Laws, the Commission shall have the right to render award on the following: (1) with respect to equity, land assets or other assets of the Company, remedy measures; (2) injunction relief, for example, requiring the Company to carry out business operation or compulsorily transfer assets of the Company; (3) liquidation of the Company.

12.4	Subject to the PRC Laws, before the Commission forms an arbitration tribunal in accordance with the arbitration rules or under appropriate circumstances, the courts with jurisdiction at the following places shall have the right to render a ruling on remedy measures to support the arbitration: (1) Hong Kong Special Administrative Region; (2) place of registration of Party A; (3) place of registration of Party B; (4) place of registration of Party C; and (5) place where major assets of Party A or Party B or Party C locate.

12.5	Unless otherwise ruled by the arbitration tribunal, all expenses paid or advanced for arbitration (including but not limited to the arbitration fee, fee for arbitrators and attorneys, travel expenses, etc.) shall be borne by the defeated Party.

Article 13 Miscellaneous

13.1	This Agreement shall be written in Chinese and made in septuplicate, with Party B4 holding two copies and other Parties each holding one copy, of the same legal effect.

13.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Laws.

13.3	Any right, power or remedy granted to a Party under any provision hereof shall not preclude such Party from other rights, powers or remedies available to it under the Laws and other provisions hereof, and a Party's exercise of its rights, powers and remedies shall not preclude the exercise of other rights, powers and remedies available to it.

13.4	Failure to exercise or delay in exercising any right, power or remedy under this Agreement or available under the Laws by a Party shall not cause waiver of such rights, and any single or partial waiver of rights of such Party shall not prevent it from exercising such rights in other ways or exercising its other rights.

13.5	Each provision hereof shall be separable and independent from every other provision, and if any or several provisions hereof become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected thereby. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by the Laws and meeting expectations of the Parties, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

13.6	This Agreement, once executed, shall supersede any other prior legal documents executed by the Parties with respect to the same subject matter. Any amendment or supplement to this Agreement shall be made in writing, and shall only become effective upon duly execution by the Parties.

13.7	Without prior written consent of Party A, neither Party B nor Target Company may transfer any of its right and/or obligation hereunder to any third party; Party B and Target Company hereby agree that Party A shall be entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice to Party B and Target Company.

13.8	This Agreement shall be binding upon the legal assignees and successors of the Parties.

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(No text on this page. This is the signature page of the Exclusive Call Option Agreement of Shenzhen Qfun Internet Technology Co., Ltd.)

Party A (Seal): Qfun Information Technology (Shenzhen) Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Party B1: ZHANG Jiahui /s/ ZHANG Jiahui (Signature)

Party B2: CAO Yu /s/ CAO Yu (Signature)

Party B3: ZHU Nianyang /s/ ZHU Nianyang (Signature)

Party B4 (Seal): Shenzhen Guangtiandi Technology Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Party C (Seal): Shenzhen Qfun Internet Technology Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Appendix I:

Basic Information of Shenzhen Qfun Internet Technology Co., Ltd.

Name of Company:	Shenzhen Qfun Internet Technology Co., Ltd.
Registered Address:	A09, 11/F, East Block, SKYWORTH Semiconductor Design Building, High Tech South Four Road, Nanshan District, Shenzhen
Registered Capital:	RMB One Million
Legal Representative:	WANG Ying

Shareholding Structure:

Serial No.	Name of Shareholder of Record	Contribution Amount (¥0,000s)	Shareholding Ratio
1	ZHANG Jiahui	25.333	25.333%
2	CAO Yu	16.121	16.121%
3	ZHU Nianyang	7.546	7.546%
4	Shenzhen Guangtiandi Technology Co., Ltd.	51.000	51%
	Total	100	100%

Appendix II:

Form of Exercise Notice of Equity Call Option

To: ________________ (“You”)

Considering that we entered into the Exclusive Call Option Agreement (“Call Option Agreement”) with Shenzhen Qfun Internet Technology Co., Ltd. (“Qfun Internet”), You and other relevant parties on January 10, 2017, whereby to the extent permissible under PRC Laws and regulations, You shall at the request of us, transfer the equity You hold in Qfun Internet to us or any third party we designate.

Therefore, we hereby send the notice to You below:

We hereby require exercising the Equity Call Option under the Call Option Agreement, and have us/ ______ we designate to accept the transfer of _____% equity You hold in Qfun Internet (“Proposed Equity”). Please immediately transfer all Proposed Equity to us/ _____ we designate in accordance with the Call Option Agreement upon receipt of this notice.

Best regards,

Qfun Information Technology (Shenzhen) Co., Ltd. (Seal)
Legal Representative / Authorized Representative:
Date:

Form of Exercise Notice of Asset Call Option

To: Shenzhen Qfun Internet Technology Co., Ltd. (“You”)

Considering that we entered into the Exclusive Call Option Agreement (“Call Option Agreement”) with You, Your shareholders and other relevant parties on January 10, 2017, whereby to the extent permissible under PRC Laws and regulations, You shall at the request of us, transfer all or part of Your asset to us or any third party we designate.

Therefore, we hereby send the notice to You below:

We hereby require exercising the Asset Call Option under the Call Option Agreement, and have us/ ______ we designate to accept the transfer of Your assets of ________ (“Proposed Assets”). Please immediately transfer all Proposed Assets to us/ _____ we designate in accordance with the Call Option Agreement upon receipt of this notice.

Best regards,

Qfun Information Technology (Shenzhen) Co., Ltd. (Seal)
Legal Representative / Authorized Representative:
Date: